Exhibit 10.0

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                            STOCK PURCHASE AGREEMENT


                                  By and Among


                           QUESTRON TECHNOLOGY, INC.


                                      and


                   THE SHAREHOLDERS OF AR ACQUISITION COMPANY
                         LISTED ON SCHEDULE 1.1 HERETO








                            Dated September 4, 1997










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

                               TABLE OF CONTENTS

                                                                           PAGE
ARTICLE 1      SALE AND PURCHASE OF SHARES...................................1

Sec.  1.1.     Sale of Shares................................................1
Sec.  1.2.     Purchase Consideration and Payment for Shares.................1
Sec.  1.3.     Restricted Securities.........................................3

ARTICLE 2      CLOSING.......................................................3

Sec.  2.1.     Closing.......................................................3
Sec.  2.2.     Transactions on the Closing Date..............................3

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF SELLERS.....................4

Sec.  3.1.     Due Execution.................................................4
Sec.  3.2.     Corporate Organization and Authority of Company...............5
Sec.  3.3.     Certificate of Incorporation; By-laws.........................5
Sec.  3.4      Subsidiaries and Equity Investments...........................5
Sec.  3.5      Ownership of Shares...........................................5
Sec.  3.6.     Capitalization................................................5
Sec.  3.7.     Litigation....................................................6
Sec.  3.8.     Agreements, Contracts, Liabilities............................6
Sec.  3.9.     Expenses and Finder's Fees....................................6
Sec.  3.10.    Compliance With Law...........................................6
Sec.  3.11.    Investment Intent.............................................7
Sec.  3.12.    Disclosure....................................................7
Sec.  3.13.    Balance Sheet.................................................7
Sec.  3.14.    PCI Agreement.................................................7

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF QUESTRON ...................7

Sec.  4.1.     Organization..................................................7
Sec.  4.2.     Corporate Authority...........................................8
Sec.  4.3.     No Violation..................................................8
Sec.  4.4.     Investment Intent.............................................8

ARTICLE 5      CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND
               QUESTRON......................................................8

Sec.  5.1.     Tax Covenants.................................................8
Sec.  5.2.     No Solicitation...............................................9
Sec.  5.3.     Press Releases...............................................10
Sec.  5.4.     Transitional Assistance......................................10
Sec.  5.5      PCI Transaction..............................................10

ARTICLE 6      INDEMNIFICATION..............................................10

Sec.  6.1.     Indemnification by Sellers...................................10
Sec.  6.2.     Indemnification by Questron..................................11
Sec.  6.3.     Limitation on Liability......................................12

ARTICLE 7      SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND
               COVENANTS....................................................12

Sec.  7.1.     Representations, Warranties and Covenants....................12

ARTICLE 8      NON-COMPETITION BY SELLERS AND NO SOLICITATION...............12

Sec.  8.1.     Non-Compete; Non-Solicitation................................12
Sec.  8.2.     Remedies.....................................................12

ARTICLE 9      MISCELLANEOUS................................................12

Sec.  9.1.     Cooperation..................................................12
Sec.  9.2.     Waiver.......................................................12
Sec.  9.3.     Notices......................................................13

Sec.  9.4.     Governing Law and Consent to Jurisdiction; Dispute
               Resolution...................................................13
Sec.  9.5.     Counterparts.................................................14
Sec.  9.6.     Headings.....................................................14
Sec.  9.7.     Entire Agreement.............................................14
Sec.  9.8.     Amendment and Modification...................................14
Sec.  9.9.     Binding Effect; Benefits.....................................14
Sec.  9.10.    Assignability................................................14

                                   SCHEDULES

1.1            Sellers' % Ownership of the Company............................

                                    EXHIBITS

A - 1          Employment Agreement of Anthony R. Cucchi......................
A - 2          Employment Agreement of Anthony R. Cucchi, Jr..................

         STOCK PURCHASE AGREEMENT dated September 4, 1997 (herein, together with the Schedules and Exhibits attached hereto, referred to as the "Agreement") by and among Questron Technology, Inc., a Delaware corporation ("Questron"), and the shareholders of AR Acquisition Company, a Pennsylvania corporation (the "Company"), listed on Schedule 1.1 ("Sellers").


                             W I T N E S S E T H :

         WHEREAS, Sellers are the beneficial and record holders of all of the shares of capital stock of the Company (the "Shares"); and

         WHEREAS, Sellers wish to sell and Questron wishes to purchase the Shares upon the terms and subject to the conditions contained in this Agreement.

         NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:


                                   ARTICLE 1

                          SALE AND PURCHASE OF SHARES

         1.1 Sale of Shares. At the Closing provided for in Section 2.1, each Seller shall sell to Questron (or in Questron's sole discretion, any subsidiary of Questron) the Shares beneficially owned by such Seller as set forth in
Schedule 1.1, and Questron shall purchase such Shares for the aggregate purchase consideration specified in Section 1.2.

         1.2 Purchase Consideration and Payment for Shares. Questron shall acquire 100% of the issued and outstanding stock of the Company, which will consist of the Initial Purchase Price and the Deferred Purchase Price, as defined below.

         (a) Initial Purchase Price. The "Initial Purchase Price" will be payable by delivery of an aggregate of 100,000 shares of Questron's common stock ("Questron Common Stock") to the Sellers in the proportions set forth in
Schedule 1.1. Each of the Seller's ownership rights in the Questron Common Stock shall vest during the three (3) full calendar years immediately following the Closing as follows: 20,000 of said shares upon the attainment by the Company of $350,000 of pre-tax earnings in any of calendar years 1998, 1999 or 2000 up to the maximum of 100,000 shares upon the attainment of $750,000 of pre-tax earnings in any of such years. In the event that pre-tax earnings are more than $350,000 but less than $750,000 in any of such years, then the number of shares which shall vest shall be adjusted on a linear basis. For example, if 1998 pre-tax earnings are $500,000, then the number of shares which shall vest for 1998 is 50,000. While the opportunity for shares to vest shall continue during the three year period specified, once shares have vested in respect of the attainment of a given level of annual pre-tax earnings, no additional vesting shall occur by reason of the attainment of such level of annual pre-tax earnings during a subsequent year. The maximum aggregate number of shares of Questron Common Stock issuable under this Section 1.2(a) in respect of all three years is 100,000. In the event that any shares of Questron Common Stock do not vest in accordance with the foregoing provisions, then the Sellers shall return their certificates, evidencing the Questron Common Stock to Questron's transfer agent for cancellation of the appropriate number of shares.

         (b) Deferred Purchase Price. The "Deferred Purchase Price" will be payable in each of the three (3) full calendar years immediately following the Closing (and pro rata for the partial year from the Closing Date to the end of 1997) as set forth below:

     Company Pre-tax Earnings    % of Pre-tax       Amount
     ------------------------    ------------       ------

    $      0    to   $ 500,000        15%           $75,000

     500,001    to   1,000,000        20%           100,000

   1,000,001    to   1,500,000        25%           125,000
                                      ---           -------
                       Totals         20%          $300,000
                                      ===          ========

The Deferred Purchase Price shall be payable as follows: (1) in respect of the balance of 1997 and 1998: (A) payment to the Sellers in the proportions set forth in Schedule 1.1 of an aggregate amount equal to $11,250 payable within forty-five (45) days after the end of each calendar quarter (a "Quarterly Payment"); and (B) payment to the Sellers in such proportions on April 15, 1998 and 1999 of the remainder of the Deferred Purchase Price payable in respect of the preceding years (partial year in the case of 1997); and (2) in respect of 1999 and 2000: (A) payment to the Sellers in the proportions set forth in
Schedule 1.1 of an aggregate amount equal to 60% of the total Deferred Purchase Price payable in respect of the preceding year divided by four (4) payable within forty-five (45) days after the end of each calendar quarter (a "Quarterly Payment"); and (B) payment to the Sellers in such proportions on April 15, 2000 and 2001 of the remainder of the Deferred Purchase Price payable in respect of the preceding year. The maximum Deferred Purchase Price payable in respect of any calendar year is $300,000. In the event that the aggregate Quarterly Payments made in respect of any year exceed the Deferred Purchase Price payable in respect of such year, then the Sellers shall repay in the proportions set forth on Schedule 1.2 such excess on or before April 30 of each year.

         (c) Calculation of Pre-Tax Earnings. For purposes of this Section 1.2, pre-tax earnings shall be calculated by Questron on a pro forma basis as follows: (i) pre-tax earnings of the Company, as reflected on the Company's income statement, prepared in accordance with generally accepted accounting principles; plus (ii) an interest charge (equal to Questron's bank borrowing rate) for the cost of additional capital required by the Company in excess of its tangible net book value on the Closing Date. On or before April 15 of each year, Questron shall deliver to the Sellers a statement of pre-tax earnings together with a review report by Questron's independent public accountants.

         1.3 Restricted Securities. The shares representing the Questron Common Stock shall be restricted securities under Rule 144 of the Securities Act of 1933, will not have been registered under said act and may not be resold absent such registration or unless an exception from registration is available, and the certificates evidencing such shares shall bear an appropriate legend restricting transfers under said act and evidencing the vesting requirements of
Section 1.2.

                                   ARTICLE 2

                                    CLOSING

         2.1 Closing. The closing of the sales of the Shares contemplated by
Section 1.1 (the "Closing") shall occur simultaneously with the execution and delivery of this Agreement (such date of execution, delivery and closing being hereinafter referred to as the "Closing Date"). The effective date of the Closing shall be August 31, 1997. The Closing contemplated hereunder shall occur simultaneously with the closing contemplated under the Asset Purchase Agreement dated as of September 4, 1997 by and between Power Components, Inc. ("PCI") and the Company (the "PCI Agreement").

         2.2 Transactions on the Closing Date. Date

         (a) At the Closing, Sellers will deliver to Questron the following:

              (i) stock certificates, in form suitable for transfer, registered in the name of each Seller, evidencing the number of Shares set forth opposite such Seller's name on Schedule 1.1, endorsed in blank or with an executed blank stock transfer power attached, and with any necessary stock transfer tax stamps attached thereto;

              (ii) all stock certificates, stock books, stock transfer ledgers, minute books and the corporate seals of the Company;

              (iii) resignations of all of the directors and officers of the Company;

              (iv) duly executed signature cards for all bank accounts of the Company which are necessary to establish Questron's designees as the authorized signatories for such accounts;

              (v) an employment agreement dated the Closing Date duly executed by Anthony R. Cucchi together with the "Restrictive Letter" and any other exhibits attached thereto, substantially in the form attached hereto as Exhibit A-1;

              (vi) an employment agreement dated the Closing Date duly executed by Anthony R. Cucchi, Jr., together with the "Restrictive Letter" and any other exhibits attached thereto, substantially in the form attached hereto as Exhibit A-2;

              (vii) (a) a Certificate of the Secretary of the Company attaching and certifying as true and correct copies of the Company's Articles of Incorporation, By-laws and resolutions authorizing the execution and delivery of and the transactions contemplated by this Agreement, all as amended to the date of and in effect at the Closing; and (b) a recently dated Certificate of the Secretary of State of the State of Pennsylvania evidencing the good standing of the Company under the laws of such jurisdiction and recently dated Certificates of the Secretary of State of such other jurisdictions in which the Company is doing business, if any, evidencing the good standing of the Company under the laws of such jurisdictions; and

              (viii) an unaudited balance sheet of the Company as at August 31, 1997 (the "Balance Sheet"), together with a written statement describing any significant changes since that date; and

              (ix) such other certificates and documents as may be reasonably requested by Questron or its counsel.

         The employment agreements referred to in items (v) and (vi) above shall be referred to hereinafter as the "Employment Agreement(s)".

         (b) At the Closing, Questron will deliver to Sellers the following:

              (i) the shares representing the Questron Common Stock;

              (ii) the Employment Agreement duly executed on behalf of Questron in favor of Anthony R. Cucchi;

              (iii) the Employment Agreement duly executed on behalf of Questron by Anthony R. Cucchi, Jr.; and

              (iv) such other certificates and documents as may be reasonably requested by the Sellers or their counsel.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller jointly and severally represents and warrants to Questron that:

         3.1 Due Execution. This Agreement and the Employment Agreements (collectively, the "Agreements"), have been, and will be as of the Closing Date, duly executed and delivered by such Seller, and (assuming due execution and delivery by Questron) the Agreements constitute valid and binding obligations of such Sellers, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

         3.2 Corporate Organization and Authority of Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has all requisite corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations or business (a "Material Adverse Effect") of the Company.

         3.3 Certificate of Incorporation; By-laws. Sellers have heretofore delivered to Questron complete and correct copies of the articles of incorporation and by-laws of the Company as currently in effect.

         3.4 Subsidiaries and Equity Investments. The Company has no subsidiaries and does not own, directly or indirectly, any investments, capital stock or other equity or ownership interests in any other corporations or business enterprises and is not partner in any partnership or co-venturer in any joint venture or other business enterprise. The term "subsidiary" means any corporation or other entity of which the Company, directly or indirectly, owns or controls capital stock or ownership interests representing either (i) more than fifty percent (50%) of the general voting power under ordinary circumstances of such corporation or entity, or (ii) if an entity other than a corporation, more than fifty percent (50%) of the economic interest therein. Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in the Disclosure Letter and has all requisite corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or qualified, except when the failure to be so licensed or so qualified would not have a Material Adverse Effect on such subsidiary.

         3.5 Ownership of Shares. Each Seller is the lawful record and beneficial owner of that number of Shares set forth opposite his name on
Schedule 1.1 which represents all of the issued and outstanding shares of the Company's capital stock. Each Seller owns the Shares set forth opposite his name on Schedule 1.1 free and clear of all pledges, liens, charges, encumbrances, easements, security interests, claims, options and restrictions of every kind ("Encumbrances"), except for restrictions on transfer generally applicable under federal and state securities laws. Upon the delivery of the Shares in the manner contemplated under Section 2.3, Sellers will transfer to Questron valid record and beneficial title to such Shares, free and clear of all Encumbrances, except for restrictions on transfer generally applicable under federal and state securities laws. The Company is the lawful record and beneficial owner of all of the issued and outstanding capital stock of each subsidiary listed in the Disclosure Letter.

         3.6 Capitalization. The authorized capital of the Company consists of 1,000 shares of common stock, par value $1.00 per share (the "Common Stock"), all of which are issued and outstanding. No other class of capital stock or other ownership interests of the Company or any subsidiary is authorized, issued, reserved for issuance or outstanding. All such issued and outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable. No shares (including, without limitation, the Shares), and no options, warrants or other rights, agreements, commitments or arrangements of any kind to acquire shares, were issued in violation of (x) any preemptive or other rights, or (y) any provision of any contract, agreement or arrangement of any kind. There are no outstanding options, warrants, subscriptions, unsatisfied preemptive rights, calls or other rights, agreements, commitments or arrangements of any kind to acquire any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock of the Company or any subsidiary or any security of any kind convertible into or exchangeable for any such capital stock. There are no voting trusts, shareholder agreements, proxies or other agreements relating to the voting, purchase or sale of capital stock (i) between or among the Company and any of its shareholders, and (ii) between or among any of the Company's shareholders. There is no outstanding bond, debenture, note or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matter on which shareholders of the Company or any subsidiary may vote.

         3.7 Litigation. There is (i) no outstanding consent, order, judgment, injunction, award or decree of any court, governmental or regulatory body, administrative agency or arbitrator against or involving the Company (including its subsidiaries), any of its officers or directors as such or any Seller in its capacity as a shareholder of the Company, (ii) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to Sellers' knowledge, threatened against the Company (including its subsidiaries) or any Seller in its capacity as a shareholder of the Company, and (iii) to Sellers' knowledge, no investigation pending or threatened against or relating to the Company (including its subsidiaries), any of its officers or directors as such or any Seller in its capacity as a shareholder (collectively, "Proceedings").

         3.8 Agreements, Contracts, Liabilities. Except for the PCI Agreement and except as contemplated by this Agreement, the Company has conducted no operations and has not entered into any material agreements, contracts or commitments or incurred any material liabilities.

         3.9 Expenses and Finder's Fees. Questron and Sellers will bear their own expenses in connection with this Agreement and its performance. Sellers, on the one hand, and Questron, on the other hand, each represent and warrant to the other that the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on in such a manner as not to give rise to any valid claims against the other party or the Company for a brokerage commission, finder's fee or other like payment.

         3.10 Compliance With Law. The operations and activities of the Company and its subsidiaries have complied and are in compliance in all respects with all applicable federal, state, local and foreign laws, statutes, rules, regulations, judicial and administrative decisions and consents, judgments, orders, awards, writs and decrees of any court, governmental or regulatory body, administrative agency or arbitrator, including, without limitation, health and safety statutes and regulations and all environmental laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the environmental laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, the failure of which could have a Material Adverse Effect on the Company.

         3.11 Investment Intent. Each of the Sellers is: (a) acquiring the shares of Questron Common Stock for his own account for investment and not with a view to any distribution thereof; and (b) has such knowledge and experience in financial and business affairs that he is capable of evaluating the merits and risks of acquiring the Questron Common Stock. Each of the Sellers has heretofore been: (a) furnished with a copy of Questron's Annual Report on Form 10-KSB for the year ended December 31, 1996, any subsequently filed Quarterly Reports on Form 10-QSB and its Proxy Statement relating to its 1997 Annual Meeting; and (b) afforded the opportunity to meet with officers of Questron and ask questions concerning such company.

         3.12 Disclosure. No representations or warranties by Sellers in this Agreement, including the Exhibits, and no statement contained in any document (including, without limitation, the financial statements, certificates and other writings furnished or to be furnished by Sellers to Questron or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby), contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. There is no fact known to the Sellers which has a Material Adverse Effect on the Company which has not been set forth in this Agreement, including any Exhibit, the Balance Sheet, any schedule, exhibit, or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Sellers or the Company in connection with the transactions contemplated by this Agreement.

         3.13 Balance Sheet. The Balance Sheet is complete and correct, was prepared in accordance with generally accepted accounting principles consistently applied and fairly presents the financial position of the Company at such date.

         3.14 PCI Agreement. The representations and warranties of the Company in the PCI Agreement remain true and correct in all material respects.


                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF QUESTRON

         Questron represents and warrants to Sellers that:

         4.1 Organization. Questron is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

         4.2 Corporate Authority. Questron has full corporate power and authority to enter into the Agreements to which it is party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Questron of the Agreements to which it is party have been duly authorized by all requisite corporate action. The Agreements have been duly executed and delivered by Questron, and (assuming due execution and delivery by Sellers) the Agreements constitute valid and binding obligations of Questron, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

         4.3 No Violation. Questron is not subject to or bound by any provision of:

         (a) any law, statute, rule, regulation or judicial or administrative decision,

         (b) any certificate of incorporation or by-laws,

         (c) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

         (d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Questron of this Agreement and the consummation of the transactions contemplated hereby. No consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by Questron of this Agreement and the consummation of the transactions contemplated hereby.

         4.4 Investment Intent. Questron is acquiring the Shares for its own account for investment and not with a view to any distribution thereof.


                                   ARTICLE 5

           CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND QUESTRON

         5.1 Tax Covenants. (a) for purposes of this Agreement, "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items) relating to the income, operations or properties of the Company and its subsidiaries or the ownership thereof (by Sellers).

         (b) Sellers shall timely cause to be prepared and filed by the Company all Returns of the Company relating to Pre-Closing Periods and shall timely pay, or cause to be paid by the Company (at Seller's expense), when due all Taxes relating to such Returns. Such Returns shall be prepared or completed in a manner consistent with prior practice of Sellers and the Company with respect to Returns concerning the income, properties or operations of the Company (including elections and accounting methods and conventions), except as otherwise required by law or regulation or otherwise agreed to by Questron prior to the filing thereof, subject to the proviso of the preceding sentence.

         (c) After the Closing Date, Questron and Sellers shall provide each other, and Questron shall cause the Company to provide Sellers, with such cooperation and information relating to the Company as either party reasonably may request in (A) filing any Tax return, amended return or claim for refund,
(B) determining any Tax liability or a right to refund of Taxes, (C) conducting or defending any audit or other proceeding in respect of Taxes, or (D) effectuating the terms of this Agreement. The parties shall retain, and Questron shall cause the Company to retain, all returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered and delivered to Sellers or Questron, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 5.1 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax return, amended return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither Sellers nor Questron, nor any of their affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.1(b).

         (d) Sellers shall be liable for, and shall pay when due, (i) any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares hereunder, and (ii) other Taxes imposed on Sellers or any former shareholder of the Company for which Questron or the Company is held liable. Other than in the case of Returns and other documentation that are required to be filed by the Company, which relate to Tax periods commencing on or after the Closing Date, Sellers shall, at their own expense, file all necessary Tax returns and other documentation with respect to all such Taxes.

         5.2 No Solicitation. Sellers shall not, and shall direct the Company and its affiliates, officers, employees, representatives or agents not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any Person concerning any merger, sales of substantial assets, sales of shares of capital stock or similar transactions involving the Company or enter into any agreement with respect thereto. Sellers will promptly communicate to Questron the terms of any proposal which it may receive in respect of all such transactions prohibited by the foregoing.


         5.3 Press Releases. Except as required by law or stock exchange regulation, any public announcements by the Company or the Sellers regarding the transactions contemplated hereby shall be made only with the consent of Questron.

         5.4 Transitional Assistance. Sellers shall reasonably cooperate with and assist Questron in the orderly transfer of the business of the Company after the Closing Date. Such cooperation and assistance shall include, but not be limited to, the physical transfer of any books, records and computer software of the Company.

         5.5 PCI Transaction. The transactions contemplated by the PCI Agreement shall have been consummated simultaneously with the Closing and none of the conditions under the PCI Agreement shall have been waived by the Sellers or the Company.


                                   ARTICLE 6

                                INDEMNIFICATION

         6.1 Indemnification by Sellers. Effective only from and upon the occurrence of the Closing, and subject to Section 6.3 below, each of the Sellers hereby agrees to jointly and severally defend, indemnify and hold harmless Questron and the Company and their respective successors, assigns and affiliates (collectively, the "Questron Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), including, without limitation, Environmental Liabilities and Costs (collectively, "Questron Losses"), caused by, resulting from or arising out of:

              (a) (i) breaches of representation or warranty under this Agreement on the part of any Seller; and (ii) failures by any of the Sellers to perform or otherwise fulfill any undertaking or other agreement or obligation under this Agreement;

              (b) any and all Taxes imposed on the Company (including, without limitation, Taxes relating to the Tax liability of Sellers to the extent any governmental authority seeks to impose such Taxes on the Company) for, or relating to, all Pre-Closing Periods to the extent the charges, accruals and reserves therefor as reflected on the books of the Company as of the date of the Closing are inadequate to cover such Taxes; and

              (c) any and all actions, suits, proceedings, claims, demands, incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Questron Indemnitee proposes to demand indemnification ("Questron Indemnified Claims"), Questron or such other Questron Indemnitee shall promptly notify the Sellers thereof, provided further, however, that the failure to so notify the Sellers shall not reduce or affect Sellers' obligations with respect thereto except to the extent that Sellers are materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, the Sellers shall have the right promptly upon receipt of such notice (after acknowledging responsibility for such Questron Indemnified Claim) to assume the control of the defense, compromise or settlement of any such Questron Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Questron), including, at its own expense, employment of counsel reasonably satisfactory to Questron; provided, however, that if the Sellers shall have exercised their right to assume such control, Questron may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by the Sellers) in any such matter. So long as the Sellers are contesting any such Questron Indemnified Claim in good faith, Questron and each other Questron Indemnitee shall not pay or settle any such Questron Indemnified Claim. Notwithstanding the foregoing, Questron shall have the right to offset any Questron Indemnified Claims and/or Questron Losses against the Deferred Purchase Price.

         6.2 Indemnification by Questron. Questron hereby agrees to defend, indemnify and hold harmless Sellers and their respective successors, assigns and affiliates (collectively, "Seller Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "Seller Losses"), resulting from or arising out of:

              (a) (i) breaches of representation and warranty hereunder on the part of Questron, and (ii) failures by Questron to perform or otherwise fulfill any undertaking or agreement or obligation hereunder; and

              (b) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Seller Indemnitee proposes to demand indemnification ("Seller Indemnified Claims"), Seller or such other Seller Indemnitee shall notify Questron thereof, provided further, however, that the failure to so notify Questron shall not reduce or affect Questron's obligations with respect thereto except to the extent that Questron is materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Questron shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Seller Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Seller) including, at its own expense, employment of counsel reasonably satisfactory to Seller; provided, however, that if Questron shall have exercised its right to assume such control, Seller may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Questron) in any such matter. So long as Questron is contesting any such Seller Indemnified Claim in good faith, Seller or such other Seller Indemnitees shall not pay or settle any such Seller Indemnified Claim.

         6.3 Limitation on Liability. The aggregate liability of the Sellers under this Article 6 shall not exceed the aggregate amount of consideration received by the Sellers as Initial Purchase Price and Deferred Purchase Price.


                                   ARTICLE 7

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         7.1 Representations, Warranties and Covenants. The covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties contained herein shall survive the Closing Date for a period of three (3) years, except that any representation or warranty of Sellers contained in Sections 3.1, 3.5 and 3.6 shall survive the Closing Date without limitation.


                                   ARTICLE 8

                 NON-COMPETITION BY SELLERS AND NO SOLICITATION

         8.1 Non-Compete; Non-Solicitation. In consideration of the purchase by Questron of the Shares under this Agreement, the Sellers will at the Closing execute and deliver non-compete agreements in the form attached to the Employment Agreements.

         8.2 Remedies. Each Seller recognizes that a breach or threatened breach by him of his obligations under this Article 8 and the Employment Agreements would cause irreparable injury to the Company, and the Company shall be entitled to seek preliminary and permanent injunctions enjoining him from violating the non-compete agreements contemplated by this Article 8, in addition to any other remedies which may be available.


                                   ARTICLE 9

                                 MISCELLANEOUS

         9.1 Cooperation. Each of the parties hereto shall use its reasonable efforts to take or cause to be taken all actions, to cooperate with the other party hereto with respect to all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         9.2 Waiver. Any failure of Sellers to comply with any of their respective obligations or agreements herein contained may be waived only in writing by Questron. Any failure of Questron to comply with any of its obligations or agreements herein contained may be waived only in writing by the Sellers.

         9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

         (i) If to Sellers, to:

                   AR Acquisition Company
                   12 Horseshoe Lane
                   Newtown Square, PA 19073

                   Attention: Anthony R. Cucchi, Sr.

         (ii) If to Questron, to

                   Questron Technology, Inc.
                   6400 Congress Avenue
                   Suite 200A
                   Boca Raton, Florida 33487

                   Telecopier: (561) 241-2866
                   Telephone: (561) 241-5251

                   Attention: Dominic A. Polimeni

                   (with a copy to)

                   Gould & Wilkie
                   One Chase Manhattan Plaza
                   58th Floor
                   New York, New York  10005
                   Telecopier:  (212) 809-6890
                   Telephone:  (212) 344-5680

                   Attention:  Frederick W. London, Esq.

Such names and addresses may be changed by written notice to each person listed above.

         9.4 Governing Law and Consent to Jurisdiction; Dispute Resolution 9.4 Governing Law and Consent to Jurisdiction; Dispute Resolution. (a) This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York.

         (b) Any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation or breach thereof, shall be referred to arbitration under the rules of the American Arbitration Association, to the extent such rules are not inconsistent with this Section 9.4. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal or equitable proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations.

         (c) The arbitration panel shall consist of three (3) arbitrators, one of whom shall be appointed by each party hereto. The two arbitrators thus appointed shall choose the third arbitrator; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator, either arbitrator may petition the American Arbitration Association to make the appointment.

         (d) The place of arbitration shall be New York.

         9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.6 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         9.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.

         9.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections 6.1 and 6.2, the other Questron Indemnitees and Seller Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.10 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties provided that Questron may assign its rights under the Agreement to any affiliate of Questron.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                    QUESTRON TECHNOLOGY, INC.


                                    By
----------------------------          ------------------------------------
Anthony R. Cucchi                     Name:  Dominic A. Polimeni
                                      Title: Chairman, President and
                                             Chief Executive Officer

-----------------------------
Anthony R. Cucchi, Jr.


                                    AR ACQUISITION COMPANY


                                    By
                                      ------------------------------------
                                      Name:  Anthony R. Cucchi
                                      Title:  President

                                                                   SCHEDULE 1.1

                            % Ownership of
       Sellers               the Company          Shares Sold
       -------               -----------          -----------

Anthony R. Cucchi                75%                  750

Anthony R. Cucchi, Jr.           25%                  250